Exhibit 10.1 to 2009 10-K

PERSONAL AND CONFIDENTIAL

EMPLOYMENT LETTER

June 4, 1998

Andrea Ayers

Dear Andrea,

This letter confirms the offer of employment with the DBS Group of MATRIXX Marketing, Inc. Vice President – DTV Operation in Salt Lake City, Utah. The details of our offer are as follow:

1.	Position Description. This position will report to Renee Kuwahara, General Manager of DBS. You will start in this position effective on or about July 20 or sooner if your situation allows.

The responsibilities of this position will be outlined by Renee.

2.	Compensation. Your monthly salary will be $7,666.66, which equates to $92,000 annually. Your annual target bonus for 1998 will be $34,000. Annual salary and target bonus amounts will be pro-rated for the partial year. You will also be eligible to receive any earned bonus from the Sales Organization per your 1997 bonus plan. Your compensation will be reviewed periodically and your salary and bonus levels may be adjusted based on those reviews. MATRIXX is also offering you the Company Relocation Assistance Plan to help offset the cost of your relocation (Attachment 1).

3.	Performance Review. You will receive periodic performance reviews during your employment with MATRIXX.

4.	Benefits. A summary of your benefits is appended as Attachment 2 to this Letter, and incorporated in the Employment Letter. These benefits are subject to change upon notice. For further details on your benefits, contact me at 579-2060.

5.	Agreement Not To Compete. As a condition of your employment with MATRIXX, you will be asked to sign the Non-Competition and Non-Disclosure Agreement appended as Attachment 3 and incorporated in this Employment Letter.

6.	Arbitration. You have agreed to submit to binding arbitration any matter arising out of or related to your employment at MATRIXX, as more specifically set forth in the Arbitration Agreement attached hereto and incorporated in this Employment Letter.

7.	Termination. MATRIXX may terminate this Employment Letter at any time for cause. “Cause” under this Section includes without limitation: a breach of your obligations under this Employment Letter; use or being under the influence of alcohol or controlled substances while engaged in company business; embezzlement or any other criminal act(s); or what MATRIXX has determined is i) a violation of MATRIXX’s/CBI’s Code of Conduct, ii) an act(s) potentially injurious to MATRIXX employees, property, business or reputation, iii) poor performance, or iv) an act(s) of dishonesty. Termination shall be effective immediately and MATRIXX shall pay only your monthly salary limited to the date of termination.

MATRIXX may also terminate this Employment Letter without cause. If termination without cause occurs, MATRIXX will pay you an amount consistent with the MATRIXX Severance Guideline as described above.

8.	Travel. In your position, you will be requested to travel to areas and places as are reasonable necessary in the performance of your duties. You will be reimbursed for your travel expenses in accordance with the MATRIXX Travel and Reimbursement Policy.

9.	Merger. This Employment Letter contains your entire agreement with MATRIXX regarding the terms of your employment, except as otherwise provided herein.

10.	Severability. In case any one or more paragraphs of this Employment Letter is/are held to be enforceable in any respect, such unenforceability shall not affect any other paragraphs of this Employment Letter, and this Employment Letter shall be construed as if the unenforceable paragraphs had never been contained in it.

11.	Governing Law. If it is necessary to interpret or enforce the terms of this Employment Letter, you agree that the laws of the State of Utah shall apply. You also consent to submit yourself to the exclusive personal jurisdiction of the state and federal courts situated in the State of Utah.

12.	“At Will” Status. This Employment Letter does not obligate MATRIXX to employ you for any period of time and employment is “at will” subject to MATRIXX’s procedures and policies regarding employees, including MATRIXX’s right to terminate employment.

13.	Drug Testing. If you accept employment at a facility or on a program where pre-employment drug screening is required, this offer will be conditional upon the receipt of a negative unadulterated drug screen result. If your drug screen is positive or adulterated or you refuse to participate in the drug screen process, your offer will be revoked.

Please indicate your acceptance of these terms by signing and returning this agreement and the attached Non-Disclosure/Non-Compete and Relocation agreements to me by close of business, Monday, June 8, 1998.

Sincerely,

Todd Anderson, SPHR
Corporate Director – Human Resources

I have read and understand the terms of this Employment Letter.

/s/ Andrea Ayers	Dated:
Employee